Exhibit 3.1.1

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be JUPITER PROCESSING, INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of Newcastle and its registered agent at such address is The Company Corporation

THIRD: The purpose of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware

FOURTH: The total number of shares of stock which this corporation is authorized to issue is Twenty Million (20,000,000) shares with a par value of $0.001 per share.

FIFTH: The name and address of the incorporator is as follows:

Cindy Griffith
The Company Corporation
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this fifteenth day of January 2002.

                                                            ______________________________
                                                                    Name: Cindy Griffith
                                                                Incorporator